EXHIBIT 10.44

May 31, 2011

Kevin King
c/o Affymetrix, Inc.

Re:           Separation Agreement

Dear Kevin:

This letter agreement (this “Agreement”) constitutes the agreement between you and Affymetrix, Inc. (the “Company”) regarding your separation from employment with the Company.

1. Separation Date. Your employment with the Company will terminate on June 30, 2011 (hereinafter “Separation Date”). As of the Separation Date, you resign from all of your positions with the Company and its subsidiaries.  As of June 1, 2011, you resign from the Company’s Board of Directors.

2. Final Salary and Vacation Pay; COBRA.  Regardless of whether you accept this Agreement, you will be paid the balance of your earned salary and accrued vacation pay through the Separation Date, which shall be paid in accordance with applicable law.  As of the Separation Date, you will no longer be eligible to participate in any of the Company’s benefit or compensation plans, except as provided by law or the terms of the applicable plans, and your Company equity awards will cease vesting.  With respect to any vested Company stock options, you will have the period set forth in the applicable stock option agreement (which is generally 90 days after termination of continuous service) to exercise them.  Information regarding your rights to continuation of your health insurance coverage under the terms of COBRA will be sent to you under separate cover.  To the extent that you have such rights, nothing in this Agreement will impair them.

3. Status as of Separation Date.  As of your Separation Date, you will no longer be an employee of the Company or its affiliates.  As of your Separation Date, you will return to the Company any building key, security pass, or other access or identification cards (including any business cards) and any company property that is currently in your possession, including any documents, credit cards, computer equipment and mobile phones.  By no later than ten days after your Separation Date, you will clear all expense accounts and pay all amounts owed on any corporate credit card(s) that the Company previously issued to you.  The Company will reimburse you in accordance with its existing policies for any legitimate expenses you incurred on company business prior to the effective date of your termination.

4. Separation Benefits.  In consideration of your acceptance of this Agreement, Affymetrix will provide to you the following separation benefits (the “Separation Benefits”), less customary payroll deductions, if you sign and do not revoke this Agreement, and subject to your compliance with this Agreement:

(a) An amount equal to $1,400,000, representing two times your annual base salary, which shall be paid in a lump sum on the 35th calendar day following the Separation Date;

(b) If you timely elect COBRA coverage for yourself and your eligible dependents, reimbursement of COBRA premiums for up to 12 months, subject to earlier cessation in the event you become eligible for group health coverage from another employer; and

(c) The Company shall reimburse you for outplacement services until the earlier of (A) the 12-month anniversary of the Separation Date or (B) the date you secure full-time employment; provided that the maximum aggregate amount paid by the Company for such services shall be $75,000.

5. Release of Claims.

(a) On behalf of yourself and your representatives, agents, heirs and assigns, you waive, release, discharge and promise never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that you ever had, now have or might have as of the effective date of this Agreement against the Company, its predecessors, subsidiaries, related entities, officers, directors, shareholders, owners, agents, attorneys, employees, successors, or assigns.  These released claims include, without limitation, any claims arising from or related to your employment with the Company and the termination of your employment with the Company.  The released claims also specifically include, without limitation, any claims arising under any federal, state and local statutory or common law, Title VII of the Civil Rights Act, the federal Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the law of contract and tort, the federal WARN Act and its California counterpart, the California Constitution and the California Labor Code, and all claims for compensation, bonuses, severance pay (including without limitation under the Company’s Executive Severance Policy), sick pay, vacation pay, expenses, costs and attorney’s fees; provided that you are not releasing (i) any claims which cannot as a matter of law be released, (ii) any claims for indemnification under the Indemnification Agreement between you and the Company (the “Indemnification Agreement”) or (iii) any claim to enforce the terms of this Agreement.

(b) You also waive and release and promise never to assert any such claims, even if you do not now know or believe that you have such claims.  You therefore waive your rights under section 1542 of the Civil Code of California, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6. Confidential Information; Non-Solicitation; Non-Disparagement.

(a) You acknowledge that in connection with your employment with the Company you have received certain trade secrets, and non-public, confidential and proprietary business, financial and other information concerning the Company, its customers, affiliates, and the like.  You will maintain as confidential all such information, including all business plans, financial statements, budgets, projections, marketing information, customer lists, prospective customer information, technology, know-how, and intellectual property, whether in written, oral or other form.  You agree that the foregoing information is strictly confidential, and will not disclose this information to any third parties or make use of it in any way.

(b) You agree and acknowledge that your Confidentiality and Invention Agreement with the Company (the “Confidentiality Agreement”) remains in effect subsequent to your termination, including without limitation your agreement not to solicit employees of the Company for one year following the Separation Date.

(c) Without limiting your agreement to comply with the Confidentiality Agreement, you agree to refrain from making comments, whether oral or in writing, that tend to disparage or injure the Company, its officers, directors, agents, employees, products and services.  Nothing herein will be construed to preclude you from complying with the terms of a validly issued subpoena.  The Company agrees to direct its officers and directors not to disparage you.  You acknowledge and agree that the Company will be required to disclose publicly this Agreement and its terms in satisfaction of its securities law obligations.

7. Cooperation with Information Requests by the Company.  Upon request by the Company, you will cooperate to the extent necessary to protect the interests of the Company or any of its subsidiaries, affiliates, or other related entities, including without limitation, in providing any information that you have about the Company’s business and its operations and/or in providing truthful testimony as a witness or declarant in connection with any potential future litigation which may arise as to which you have any relevant information.

8. Company Remedies.  In the event that you breach any of your obligations under this Agreement or as otherwise imposed by law, the Company will be entitled to immediate return of any and all benefits paid to you under this Agreement and to obtain injunctive relief and all other relief provided by law or equity.  However, all other duties and obligations under this Agreement, including your waivers and releases, will remain in full force and effect.

9. Arbitration.  The parties agree that any and all disputes arising out of this Agreement or the matters herein released, including all disputes arising out of your employment with the Company, the termination of your employment, or any other related matter will be resolved by final and binding arbitration under the Employment Dispute Resolution Rules of the American Arbitration Association.  This arbitration remedy will be exclusive.  To invoke the arbitration remedy, the complaining party must give notice in writing to the other party and to the American Arbitration Association of his or its intention to arbitrate within the statute of limitations applicable to the controversy and must first submit the matter to a non-binding mediation before a mediator agreed upon by the parties.  The arbitrator will have the authority to grant the same remedies that could be awarded by a court of competent jurisdiction.  The arbitrator will issue findings of fact and conclusions of law supporting the award.  Any arbitration will be held in Santa Clara, California.

10. Integrated Agreement.  Except as set forth in this Agreement, there are no representations, promises, agreements or understandings between you and the Company about or pertaining to the separation of your employment with the Company, or the Company’s obligations to you with respect to your employment, the termination of your employment or any other matter mentioned above.  This Separation Agreement therefore supersedes any prior written or oral representations, promises, agreements and understandings regarding any the subject matter of this Agreement. For the avoidance of doubt, nothing herein supersedes or modifies the Indemnification Agreement or the Confidentiality Agreement.

11. Governing Law.  This Agreement will in all respects be interpreted and governed under the laws of the State of California.

12. Severability.  If any provision of this Agreement is determined by an arbitrator or court of competent jurisdiction to be invalid, unenforceable or void, such provision shall be enforced to the extent permitted by law and the remainder of this Agreement shall remain in full force and effect.

13. Consideration and Acceptance of Agreement; Effective Date of Agreement.  You have 21 days to consider and accept the terms of this Agreement (although you may accept it at any time within those 21 days). Once signed, please send the Agreement to the attention of John F. Runkel, Jr., General Counsel, at the Company.  The date of your signature will constitute the “effective date” of this Agreement.  This Agreement may be signed in counterparts, which together shall constitute one agreement.

14. Age Discrimination Claims. You acknowledge that the release of claims under the Age Discrimination in Employment Act (“ADEA”) pursuant to Section 5 hereof is subject to special waiver protection.  Therefore, you specifically agree that you knowingly and voluntarily release and waive any rights or claims of discrimination under the ADEA.  In particular, you represent and acknowledge that you understand the following:  (a)  you are not waiving rights or claims for age discrimination under the ADEA that may arise after the date you sign this Agreement; (b) you are waiving rights or claims for age discrimination under the ADEA in exchange for the payments described herein; (c) you will be given an opportunity to consider fully the terms of this Agreement for twenty-one (21) days, although you are not required to wait twenty-one (21) days before signing this Agreement; (d) you have been advised to consult with an attorney of your choosing before signing this Agreement; (e) you understand you have seven (7) days after you sign this Agreement in which to revoke this Agreement, which can be done by sending a certified letter to that effect to the Company to the attention of John F. Runkel, Jr., General Counsel, at the Company.  If you revoke this Agreement, you will not be entitled to receive the Separation Benefits.  Section 1 of this Agreement is effective on the Separation Date regarding of whether you revoke this Agreement.

15. No Further Claims.   As of the date of your signature below, you agree that you have received all compensation and benefits owed to you by the Company (except, if you sign and do not revoke this Agreement, the Separation Benefits).  As of the date of your signature below, you have no employment-related claims against the Company and have no intention of filing such claims in the future.  You further acknowledge that you have not assigned any claims arising out of your employment to any third party.

We wish you every success in your future endeavors.

Sincerely,

Affymetrix, Inc.

By: /s/ John F. Runkel, Jr.____________________

By signing this Agreement, I acknowledge that I have carefully reviewed and considered this Agreement; that I fully understand all of its terms; and that I voluntarily agree to them.

/s/ Kevin M. King                                Date:  May 31, 2011
(Signature)